Exhibit 99.1

News media contact:	Investor contact:
Jessica Roy	Steve Elder
Wright Express	Wright Express
207.523.6763	207.523.7769
Jessica_Roy@wrightexpress.com	Steve_Elder@wrightexpress.com
Wright Express Reports Second-Quarter 2005 Results
Double-Digit Increase in Total Transactions Drives 21 Percent Revenue Growth;
Company Continues to Pay Down Term Debt
SOUTH PORTLAND, MAINE – July 27, 2005 – Wright Express Corporation (NYSE: WXS), a leading provider of payment processing and information management services to the U.S. commercial and government fleet industry, today reported financial results for the second quarter ended June 30, 2005.
Revenues for the second quarter of 2005 increased 21 percent to $57.3 million from $47.2 million for the second quarter of 2004. Net income on a GAAP basis for the second quarter was $15.0 million, or $0.37 per diluted share, compared with net income of $13.6 million, or $0.34 per diluted share, for the same period last year. On a non-GAAP basis, the Company’s adjusted net income for the second quarter was $11.2 million, or $0.27 per diluted share.
The second quarters of 2005 and 2004 are not directly comparable on a GAAP basis due to the non-cash earnings fluctuations associated with the Company’s fuel-price risk management strategy, which is based on derivative instruments. The GAAP financial results for the second quarter of 2005 include a $6.6 million pre-tax, non-cash, mark-to-market gain on these instruments. Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP.
In addition, GAAP net income and adjusted net income for the second quarter of 2005 include the effect of certain costs related to the Company operating as an independent public company, which were not present in 2004. If the Company had been incurring these costs during the second quarter of 2004, non-GAAP net income would have been $10.8 million. The Company’s adjusted net income for the second quarter of 2005 of $11.2 million would have represented a 3 percent increase over this amount. Exhibit 2 reconciles non-GAAP net income to net income determined in accordance with GAAP for the second quarter of 2004.
Management uses the non-GAAP measures presented within this news release to evaluate the Company’s performance on a comparable basis and to eliminate the volatility associated with its derivative instruments. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP.

Second-Quarter 2005 Performance Metrics
•	Wright Express paid $15 million in principal on its term debt.

•	Average number of vehicles serviced increased 8 percent from the second quarter of 2004 to approximately 4 million.

•	Total transactions processed increased 10 percent from the second quarter of 2004 to 56.8 million. Payment processing transactions increased 12 percent to 40.9 million, and transaction processing transactions increased 5 percent to 15.9 million.

•	Average expenditure per payment processing transaction grew to $44.03, an increase of 21 percent from the same period last year.

•	Average retail fuel price was $2.20 per gallon, compared with $1.86 per gallon for the second quarter a year ago, an increase of 18 percent.

•	Total MasterCard purchase volume grew to $225.7 million, an increase of 32 percent from the comparable period a year ago.
Comments on the Second Quarter
“Our powerful front-end sales and marketing engine continued to perform well in the second quarter, producing strong growth in transaction volume and revenue,” said Michael Dubyak, president and chief executive officer. “The Wright Express team is leveraging all of the Company’s marketing channels to win profitable new business across fleets of all sizes. In addition, our MasterCard business continued to grow at a strong pace in the second quarter.”
“The Company’s predictable and scalable business model is generating consistently strong net income margin and free cash flow,” Dubyak said. “We took steps during the second quarter to build on this momentum and further improve the Company’s financial performance. We continued executing on our de-leveraging plan, paying down an additional $15 million of term debt. We also developed a revised fuel-price risk management strategy that we began executing in early July. Going forward, this initiative should significantly reduce the sensitivity of the Company’s earnings to changes in retail fuel prices.”
Fuel-Price Risk Management Program
During the second quarter of 2005, the Company incurred a realized loss on its derivative instruments of $3.9 million before taxes, which was approximately equal to the additional revenue earned. On July 6, 2005, Wright Express began executing on a revised fuel-price risk management strategy that extends the Company’s existing risk management program into 2007. The Company believes the structure of the new instruments improves on the program currently in effect. The instruments are intended to be more effective in enhancing the visibility and predictability of the Company’s future earnings. In addition, the settlement terms of the Company’s existing fuel-price instrument have been amended to provide benefits comparable to those expected from the new instruments.

Financial Guidance
     Wright Express Corporation is issuing financial guidance for the third quarter of 2005 and updating its guidance for the full year. This guidance excludes the impact of non-cash, mark-to-market adjustments on the Company’s fuel-price-related derivative instruments. The fuel prices referenced below are based on the applicable NYMEX futures price:
•	For the third quarter of 2005, revenue in the range of $57 million to $60 million. This is based on an assumed average retail fuel price of $2.26 per gallon.

•	Third-quarter 2005 net income before unrealized gain or loss on derivative contracts in the range of $11 million to $12 million, or $0.27 to $0.29 per diluted share, based on approximately 41 million shares outstanding.

•	For the full year 2005, revenue in the range of $222 million to $227 million. This is based on an assumed average retail fuel price of $2.17 per gallon.

•	For the full year 2005, net income before non-recurring charges from the first quarter of 2005 and unrealized gain or loss on derivative contracts in the range of $44 million to $46 million, or $1.08 to $1.13 per diluted share, based on approximately 41 million shares outstanding.
Conference Call Details
In conjunction with this announcement, Wright Express will host a conference call today at 5:00 p.m. (ET) to discuss the Company’s financial results, second-quarter highlights, business strategy and business outlook. To access this call by telephone, dial (800) 500-0311 or (719) 457-2698. A telephone replay will be available through midnight on Wednesday, August 3 at (719) 457-0820 or (888) 203-1112. Please indicate passcode 3191406 to access the replay. A live webcast of this conference call will be available at the “Investor Relations” section of the Company’s website (www.wrightexpress.com), and a webcast archive will be posted on the website for approximately three months.
About Wright Express
Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for more than 290,000 commercial and government fleets containing more than 4 million vehicles. Wright Express markets these services directly as well as through more than 85 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 640 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit www.wrightexpress.com.
This press release contains forward looking statements, including statements regarding Wright Express Corporation’s financial guidance for the third quarter and full year 2005 and the long term economic effect of its fuel-price related derivative instruments. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: volatility in fuel prices, the effect of the Company’s fuel-price related derivative instruments, effects of competition, the potential loss of key strategic relationships, decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets, the Company’s ability to rapidly implement new technology and systems, changes in interest rates and the other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission, including the final prospectus filed on February 16, 2005, the Company’s Form 10-Q for the quarter ended March 31, 2005, and any current reports on Form 8-K. Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.
Condensed Financial Statements and Supplemental Exhibits Follow ...

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues
Payment processing revenue	$41,809	$32,921	$76,618	$61,117
Transaction processing revenue	4,288	4,190	8,395	9,507
Account servicing revenue	5,792	5,253	11,411	10,338
Finance fees	3,052	2,280	6,247	4,434
Other	2,370	2,595	6,842	5,441

Total revenues	57,311	47,239	109,513	90,837

Expenses
Salary and other personnel	13,450	12,215	32,167	24,291
Service fees	3,005	1,617	6,547	4,742
Provision for credit losses	1,940	1,920	4,877	4,549
Technology leasing and support	2,099	1,860	4,176	3,524
Occupancy and equipment	1,432	1,340	2,874	2,517
Depreciation and amortization	2,684	2,059	4,656	4,171
Operating interest expense	3,192	987	5,453	2,072
Operating interest income	—	(664)	—	(1,275)
Other	3,482	3,601	7,401	6,876

Total expenses	31,284	24,935	68,151	51,467

Operating income	26,027	22,304	41,362	39,370
Financing interest expense	(4,133)	—	(5,519)	—
Realized and unrealized gains (losses) on derivative instruments	2,658	—	(41,544)	—

Income (loss) before income taxes	24,552	22,304	(5,701)	39,370
Provision (benefit) for income taxes	9,568	8,676	(2,212)	15,315

Net income (loss)	$14,984	$13,628	$(3,489)	$24,055

Earnings (loss) per share (on a pro forma basis for 2004):
Basic	$0.37	$0.34	$(0.09)	$0.60
Diluted	$0.37	$0.34	$(0.09)	$0.59
Weighted average common shares outstanding (on a pro forma basis for 2004):
Basic	40,186	40,185	40,186	40,185
Diluted	41,072	41,105	40,186	41,105

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30,	December 31,
	2005	2004
	(unaudited)
Assets
Cash and cash equivalents	$27,548	$31,806
Accounts receivable (less reserve for credit losses of $4,715 in 2005 and $4,212 in 2004)	606,863	447,169
Due from related parties	—	134,182
Property, equipment and capitalized software, net	37,957	37,474
Deferred income taxes, net	489,377	502
Goodwill	135,047	135,047
All other assets	30,786	26,509

Total assets	$1,327,578	$812,689

Liabilities and Stockholders’ or Member’s Equity
Accounts payable	$282,548	$197,647
Accrued expenses	17,408	17,410
Deposits	294,520	194,360
Borrowed federal funds	6,583	27,097
Revolving line-of-credit facility	50,000	—
Term loan	182,674	—
Derivative instruments, at fair value	27,821	—
Other liabilities	404	459
Due to related parties	—	91,466
Amounts due to Cendant under tax receivable agreement	409,032	—
Preferred stock; 10,000,000 shares authorized:
Series A non-voting convertible, redeemable preferred stock;100 shares authorized, issued and outstanding	10,000	—

Total liabilities	1,280,990	528,439

Commitments and contingencies

Stockholders’ or Member’s Equity
Member’s contribution	—	182,379
Common stock $0.01 par value; 175,000,000 shares authorized; 40,188,687 shares issued and outstanding	402	—
Additional paid-in capital	49,666	—
Retained earnings (accumulated deficit)	(3,489)	101,869
Other comprehensive income (loss), net of tax:
Net unrealized gain (loss) on interest rate swaps	13	—
Net unrealized gain (loss) on available-for-sale securities	(4)	2

Accumulated other comprehensive income (loss)	9	2

Total stockholders’ or member’s equity	46,588	284,250

Total liabilities and stockholders’ or member’s equity	$1,327,578	$812,689

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six months ended
	June 30,
	2005	2004
Cash flows from operating activities
Net income (loss)	$(3,489)	$24,055
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net unrealized loss on derivative instruments	27,821	—
Non-cash charge for stock-based compensation	6,031	—
Depreciation and amortization	5,333	4,171
Deferred taxes	(161)	(191)
Provision for credit losses	4,877	4,549
Loss (gain) on disposal of property and equipment	(118)	157
Changes in operating assets and liabilities:
Accounts receivable	(164,571)	(137,740)
Other assets	(1,706)	(960)
Accounts payable	84,901	81,925
Accrued expenses	31	773
Deposits	100,160	85,941
Borrowed federal funds	(20,514)	(23,966)
Other liabilities	(55)	(728)
Amounts due to Cendant under tax receivable agreement	(6,379)	—
Due to/from related parties	45,051	(28,346)

Net cash provided by operating activities	77,212	9,640

Cash flows from investing activities
Purchases of property and equipment	(5,145)	(4,066)
Sales of property and equipment	125	23
Purchases of available-for-sale securities	(1,096)	(972)
Maturities of available-for-sale securities	121	333

Net cash used for investing activities	(5,995)	(4,682)
Cash flows from financing activities
Dividends paid	(305,887)	(11,985)
Net borrowings on revolving line of credit	50,000	—
Loan origination fees paid for revolving line of credit	(1,704)	—
Borrowings on term loan, net of loan origination fees	217,116	—
Repayments on term loan	(35,000)	—

Net cash used for financing activities	(75,475)	(11,985)

Net change in cash and cash equivalents	(4,258)	(7,027)
Cash and cash equivalents, beginning of period	31,806	22,134

Cash and cash equivalents, end of period	$27,548	$15,107

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(in thousands)
(unaudited)

	Six months ended
	June 30,
	2005	2004

Supplemental cash flow information:
Interest paid	$7,975	2,041
Income taxes paid	$3,870	—
During the six months ended June 30, 2005 the following non-cash transactions occurred:
•	the Company’s tax basis of its assets increased resulting in a deferred tax asset of $488,719. The Company entered into a tax receivable agreement with its former parent company, which provides that the Company will make payments estimated at $415,411 over the next 15 years. The difference between the asset recorded and the liability payable to Cendant Corporation was recorded as $73,308 of stockholders’ equity.

•	the Company issued 40,000 shares of common stock upon the completion of the Company’s initial public offering and as part of the conversion of the Company from a Delaware limited liability company to a Delaware corporation. The Company did not receive any proceeds from this offering as Cendant received all common stock proceeds from the offering concurrent with their sale of 100% of their interest in the Company.

•	the Company issued one hundred shares of preferred stock as part of the conversion of the Company from a Delaware limited liability company to a Delaware corporation. The Company did not receive any proceeds from this offering as Cendant received all preferred stock proceeds from this conversion.

Exhibit 1
Wright Express Corporation
Reconciliation of Adjusted Net Income to GAAP Net Income
Second Quarter 2005
(in thousands)
(unaudited)

Three months
ended June 30, 2005
Adjusted net income[1]	$11,160
Non-cash, mark-to-market adjustments on derivative instruments	6,553
Tax impact	(2,729)

GAAP net income	$14,984

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company’s reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the derivative instruments. Specifically, in addition to evaluating the Company’s performance on a GAAP basis, management evaluates the Company’s performance on a basis that excludes the above items because:
•	Exclusion of the non-cash, mark-to-market adjustments on derivative instruments helps management identify and assess trends in the Company’s underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts; and

•	The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company’s performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.

[1]	The number of fully diluted shares for adjusted net income is 41,072.

Exhibit 2
Wright Express Corporation
Reconciliation of Non-GAAP Net Income to GAAP Net Income
Second Quarter 2004
(in thousands)
(unaudited)

Three months ended June 30,
2004
Non-GAAP net income	$10,816
Loss of interest income on cash balances	664
Incremental public company expenses, net of Cendant allocations	1,080
Founders grant vesting expense recognized in 2005	400
Savings from vesting Cendant restricted stock units	(126)
Additional interest on operating debt balances used to pay a dividend to Cendant	95
Interest expense on financing debt balances	2,431
Tax impact	(1,732)

GAAP net income	$13,628

Although non-GAAP net income is not calculated in accordance with generally accepted accounting principles, this measure is integral to the Company’s internal reporting. Management considers this an important measure because it includes the effect of new costs related to the Company’s operating for the first time as an independent public company, as well as financing costs related to the indebtedness incurred to pay a $306 million dividend to Cendant prior to the initial public offering. However, because non-GAAP net income has not been determined in accordance with generally accepted accounting principles, it should not be considered as a substitute for net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, non-GAAP net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies. The non-GAAP adjustments are based upon available information the Company believes to be reasonable as of today. The non-GAAP results are not necessarily indicative of the future results of operations.
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